Filed Pursuant to Rule 433
Dated September 4, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	September 4, 2012

Settlement Date (Original Issue Date):	September 7, 2012

Maturity Date:	July 2, 2015

Principal Amount:	US $800,000,000

Price to Public (Issue Price):	101.436%

Agents Commission:	0.20%

All-in Price:	101.236%

Accrued Interest:	$2,347,222.22

Net Proceeds to Issuer:	US $812,235,222.22

Treasury Benchmark:	0.250% due August 15, 2015

Treasury Yield:	0.306%

Spread to Treasury Benchmark:	Plus 0.80%

Reoffer Yield:	1.106%

Interest Rate Per Annum:	1.625%

Interest Payment Dates:	Semi-annually on the 2nd day of each January and July, commencing January 2, 2013 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

Filed Pursuant to Rule 433
Dated September 4, 2012
Registration Statement No. 333-178262

CUSIP:	36962G5Z3

ISIN:	US36962G5Z35

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 101.436% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution	Commitment

Lead Managers:

CastleOak Securities, L.P.	$144,000,000

Lebenthal & Co., LLC	$144,000,000

Samuel A. Ramirez & Company, Inc.	$144,000,000

The Williams Capital Group, L.P.	$144,000,000

Citigroup Global Markets Inc.	$80,000,000

Blaylock Robert Van, LLC	$60,000,000

Mischler Financial Group, Inc.	$60,000,000

Co-Managers:

Barclays Capital Inc.	$8,000,000

Credit Suisse Securities (USA) LLC	$8,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$8,000,000

Total	$800,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US$400,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due July 5, 2015 as described in the Issuer’s pricing supplement number 5461 dated June 27, 2012.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 433
Dated September 4, 2012
Registration Statement No. 333-178262

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling CastleOak Securities, L.P. toll-free at 1-800-955-6332, Lebenthal & Co., LLC toll-free at 1-877-425-6006, Samuel A. Ramirez & Company, Inc. toll-free at 1-800-888-4086, The Williams Capital Group, L.P. toll-free at 1-800-924-1311, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Blaylock Robert Van, LLC at 1-212-715-6600 and Mischler Financial Group, Inc. toll-free at 1-800-820-0640.